Exhibit 10.0

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of January __ , 2005, by and among AIMS WORLDWIDE, INC. ("Buyer"), PRIME TIME CABLE, INC.  (“Seller”) and WILLIAM STRICKLER (“Strickler”).

WITNESSETH:

WHEREAS, Seller provides facilities based broadband services to residential and commercial properties and provides satellite installation and consulting services in connection therewith (all of which, together with all business operations of Seller, is herein referred to as the “Business”); and

WHEREAS, Seller owns certain real and personal property used in the operation of the Business;

WHEREAS, Seller acquired the Business from Strickler who had conducted the Business as a sole proprietor and who is the controlling shareholder of Seller; and

WHEREAS, Seller desire to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s right, title and interest in and to the Purchased Assets which include, without limitation, the Assumed Agreements, the Equipment Leases, the real property and the tangible and intangible assets (including, without limitation, various agreements) used in or held for use in connection with the Business which are set forth on Schedule 1.01 to this Agreement; and

WHEREAS, Seller and Buyer desire to enter into this Agreement to effect the purchase and sale of such Purchased Assets free and clear of all liens and encumbrances pursuant to the terms set forth herein;

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.01

In this Agreement:

“Assumed Agreements” means all contracts and agreements of any nature assumed by the Buyer hereunder and listed on Schedule 1.01.

"Bankruptcy" means with respect to any Party (i) the making by the Party of a general assignment for the benefit of creditors or an admission in writing of the Party's inability to pay its debts when due; (ii) the commencement by or against the Party of any liquidation, dissolution, bankruptcy, reorganization, insolvency, or other proceeding for the relief of financially distressed debtors, or the appointment for the Party, or for a substantial part of the Party's assets, of a receiver, liquidator, custodian, or trustee, and if any of the events referred to in this item (ii) occurs involuntarily, the failure of the same to be dismissed, stayed, or discharged within ninety days; or (iii) the entry of an order for relief against the Party under Title II of the United States Bankruptcy Code.

"Closing" means the consummation of the transactions contemplated in this Agreement in accordance with its provisions.

"Closing Date" means the date on which the Closing occurs.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, super lien laws and any other Federal, state or local statute, law, regulation, ordinance, code or rule or judicial or administrative order or decree regulating relating to or imposing liability or standards of conduct concerning any Hazardous Materials, and all amendments thereto, now or at any time hereinafter in effect.

"Equipment Leases" means those certain equipment leases listed in Schedule 1.01 attached hereto.

"Hazardous Materials" means those materials, wastes and substances defined as hazardous substances in 42 U.S.C. § 9601(14), and all other materials, wastes and substances (including, without limitation, solids, liquids and gases), now or hereafter designated or defined as hazardous, toxic, dangerous or otherwise regulated under any federal, state or local environmental pollution, contamination, protection or waste management, treatment, storage, handling or disposal and any other materials or substances (including, without limitation, petroleum and other substances, specifically excluded from the definition of hazardous substances under 42 U.S.C. § 9601(14)), the exposure to which is prohibited, limited or regulated by any governmental or regulatory authority or under any Environmental Laws, or which does or could pose a hazard to human health or the environment.

"Liens" means all liens, liabilities, claims, mortgages, obligations, restrictions, or other encumbrances of any kind or nature, whether absolute, legal, equitable, accrued, contingent or otherwise, including without limitation any rights of first refusal.

"Material Breach" means the occurrence of any of the events set forth in Section 8.02 and 8.03 of this Agreement.

"Permits" means all state and local zoning, building, and other permits required to operate the Business as it is currently operated.

"Person" means an individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization, other than either Party hereto.

"Purchased Assets" means all tangible and intangible assets owned by Seller which are reasonably necessary for the operation of the Business, including any such assets acquired after the date of this Agreement until the date of Closing, except as otherwise provided herein but excluding any bank accounts or securities in public companies owned by either the Seller or Strickler.  A Schedule of the Purchased Assets is attached hereto as Schedule 1.01, and shall be revised and delivered to Buyer at least ten (10) days before Closing.

"Purchase Price" means the consideration to be paid by Buyer to Seller hereunder, as provided in Section 2.05 of this Agreement.

“Taxes” means all federal, state, local, foreign and other sales, use, ad valorem, transfer, franchise, lease, service, service use, withholding, payroll, employment, excise, property or other taxes, fees, assessments or charges of any kind whatever in connection with the use, sale or transfer of the Purchased Assets or the operation of the Business prior to the Closing, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.01

Purchase and Sale of Assets.

Subject to the terms and conditions hereof, on the Closing Date, Seller agrees to and shall assign, transfer, sell, convey and deliver to Buyer all of Seller’s right, title and interest in and to all of the Purchased Assets, free and clear of all Liens.

2.02

Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to Section 2.01, the Purchaser shall not assume any of Seller’s debts liabilities, contracts or obligations (both known and unknown of any nature whatsoever) in connection with the Business existing at or incurred prior to Closing, or arising out of transactions or events occurring prior to Closing, except for those liabilities and obligations for the following:

(a)

that certain Lease Agreement dated as of  February 1, 2003 between Vineland Properties, Inc. as landlord and Seller, as tenant;

(b)

the Equipment Leases, including telephone lines (land, cellular and wireless), auto insurance, and other insurance policies;

(c)

the Assumed Agreements; and

(d)

all obligations, responsibilities, duties, and liabilities directly or indirectly arising out of, relating to, or resulting from the Purchased Assets being acquired by Purchaser to the extent that such first exist, are incurred, or arise after the Closing Date

(collectively referred to as the “Assumed Liabilities”).

2.03

Retained Liabilities.  The Purchaser does not assume, and shall not be responsible for, any of the following liabilities or obligations of the Seller (collectively, the “Retained Liabilities”):

(a)

expenses of the Seller payable to third parties arising in connection with the Seller’s execution, delivery and performance of this Agreement or any of the transactions contemplated hereby (including, without limitation, legal and accounting fees);

(b)

liabilities or obligations for Taxes that relate to the Purchased Assets for periods or portions thereof ending prior to the date of Closing;

(c)

any liability for or related to indebtedness of Seller to banks, financial institutions or other persons or entities with respect to borrowed money;

(d)

any liabilities of Seller under any leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits which are not otherwise  Assumed Liabilities;

(e)

any claims against or liabilities of Seller for injury to or death of persons or damage to or destruction of property (including any workmen’s compensation claim) that occurs prior to the Closing Date regardless of when said claim or liability is asserted, including any claim or liability for consequential or punitive damages in connection with the foregoing;

(f)

any liabilities of Seller to pay severance benefits to employees of Seller employed at in the Business whose employment is terminated prior to the Closing Date or in connection with or following the sale of the Purchased Assets pursuant to the provisions hereof;

(g)

any liability under any federal or state civil rights laws resulting from termination of employment of Seller’s employees;

(h)

any liabilities for medical or other employee benefits for claims incurred on or prior to the Closing Date;

(i)

any liability under COBRA and the regulations thereunder with respect to health/medical coverage of current or former employees of Seller and their dependents who elect coverage under COBRA as required by applicable law;

(j)

any liabilities arising out of or in connection with any of Seller’s retirement plans or employee benefit plans;

(k)

any bonus or other compensation payments to Seller’s employees which are owed by reason of the sale of the Purchased Assets, and any liabilities for salaries, wages, bonuses, and other compensation which are owed to employees of Seller for services rendered through the Closing Date;

(l)

any liabilities arising out of or in connection with any violation by Seller, of any applicable statute or governmental rule, regulation or directive; and

(m)

without limitation by the specific enumeration of the foregoing, any liabilities of Seller not expressly assumed by Purchaser pursuant to the provisions of Section 2.02.

2.04

Risk of Loss.

The risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing at which time risk of loss with respect to the Purchased Assets shall transfer to Purchaser.

2.05

Purchase Price.

The Purchase Price for the Purchased Assets is set forth on Schedule 2.05 and shall be paid as set forth on such Schedule.

2.06

Closing.

The Closing hereunder shall take place at the offices of Seyfarth Shaw LLP, 815 Connecticut Avenue, N.W., Suite 500, Washington, D.C. at 10:00 AM local time on the fifteenth (15th) day after the satisfaction of all other conditions specified in Article V hereof, or on such other date as may be mutually agreed upon by the parties in writing.  The Closing or any Partial Closing may be held by mail or other similar means by agreement of the parties.

2.07

Apportionments and Closing Costs.  Personal property taxes, utility charges, licenses, if any, rents and any other charges pertaining to the Purchased Assets, including without limitation income earned and expenses incurred, shall be prorated and apportioned between the parties as of the later of February 1, 2005 or the date of Closing (the “Apportionment Date”), regardless of the date assessed, paid or payable.  In respect to any payments made by or to either party, whether before or after Closing, appropriate remittances shall be made promptly to assure that such items are apportioned as of the Apportionment Date.  Either party shall have the right, for a period of one year after the date of Closing, to audit (at its own expense) the books and records of the other party which pertain to expenses and revenues to be apportioned hereunder, and to make any claim in connection with apportionment.  The Purchaser shall not be obligated to pay the Seller's income and capital gain taxes allocable to the sale.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01

Representations and Warranties of Seller and Strickler.

The Seller and Strickler hereby jointly and severally make the following representations and warranties to Buyer, as of the date of this Agreement, which representations and warranties shall continue in full force and effect from the date hereof until and through the Closing Date:

(a)

Authority.

Seller  is a corporation which is duly organized, validly existing and in good standing under the laws of the state of Florida.  Seller has all requisite power and authority and the legal right to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement.  Seller's execution, delivery, and performance of this Agreement have been duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation enforceable in accordance with its terms against Seller.

(b)

No Restrictions Against Performance.

Except as noted on Schedule 3.01(b) hereto, neither the execution, delivery, or performance of this Agreement by Seller, or the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) any or all of Seller's organizational documents; (ii)  any federal, state or local law, statute, ordinance, regulation or rule, which is or may be applicable to Seller or the Purchased Assets; (iii)  any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Seller is a party or by which Seller is or may be bound; or (iv)  any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal state or local court, arbitration tribunal or governmental agency by which Seller or the Purchased Assets or either of them is or may be bound.  The execution and delivery of this Agreement by Seller and the performance by Seller of the transactions contemplated herein will not constitute an act of Bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other law for the protection of debtors or creditors.

(c)

Third Party and Governmental Consents.

Except as set forth on Schedule 3.01(c) hereto, no approval, consent, waiver, order or authorization of, or registration, qualification, declaration, or filing with, or notice to, any federal, state or local governmental authority or other third party is required on the part of  Seller in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d)

Title.

Except as otherwise identified on Schedule 3.01(d) hereto, Seller has good, valid, marketable, legal and beneficial title to the Purchased Assets, and all of Seller's leasehold and option or other executory interests therein are fully and freely assignable.  Except as otherwise noted on Schedule 1.01 hereto, all of the Purchased Assets are free and clear of all Liens.  There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any person or entity other than Buyer to acquire any interest in all, or any part of, the Purchased Assets.

(e)

Orders and Decrees.

Except as set forth in Schedule 3.01(e) hereto, Seller nor the Purchased Assets is subject to any judicial or administrative order, ordinance or zoning restriction, which would materially and adversely affect or impose any condition on Seller, any of the Purchased Assets, or the transaction contemplated hereby.

(f)

Litigation.

There is no judicial or administrative action, suit or proceeding, pending or threatened against or relating to Seller, the Purchased Assets, or the transaction contemplated hereby, before any federal, state or local court, arbitration tribunal or governmental authority which could, individually or in the aggregate, (i) result in the voluntary or involuntary transfer of any of the Purchased Assets; or (ii) adversely affect Seller, the Purchased Assets or the transaction contemplated hereby.  Seller knows of no fact or facts establishing a reasonable basis for any such action, suit, proceeding or any governmental investigation relating to the same.

(g)  Compliance with Laws.  Seller is in compliance in all material respects with all applicable laws, regulations and administrative orders of (i) the United States, (ii) any state, and (iii) any municipality, county, or subdivision, to which Seller, the Purchased Assets are or may be subject.

(h)  Insurance.  The Purchased Assets are not insured by the Seller.

(i)  Taxes.  Except for 2003 federal tax returns which are in process, Seller has timely filed all federal, state, local, foreign and other tax returns and reports of every nature required to be filed in connection with the Purchased Assets and the Business, and has paid all taxes, including without limitation, sales and use taxes, and other assessments due. Seller has not received any notice from any governmental authority of any actual or proposed deficiency, interest, penalty or other amount due in connection with any tax return or report filed.

(j)  Equipment.  The equipment listed on Schedule 1.01 is in good working condition, excepted as noted on Schedule 1.01, subject to reasonable wear and tear, in conformity with the manufacturers' specifications (including the ability to perform the functions for which it was designed), and in compliance with all Federal Communications Commission and other regulations.  The exceptions set forth on Schedule 1.01 do not include any equipment currently necessary for operations.

(k)  No Misstatements or Omissions.  None of the information or documents furnished or to be furnished by Seller to Buyer or to any of Buyer's representatives, and no representation or warranty made in this Agreement or in any agreement, document or instrument contemplated hereby, is or will be false or misleading as to any material fact, or omits or will omit to state a material fact required to make any of the statements made therein not misleading in any material respect.

(l)  Broker's Fees.  No agent, broker or other person acting pursuant to the express or implied authority of Seller is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against Buyer for a commission or finder's fee.  Seller agrees to indemnify Buyer against any claim for any such commission or finder's fee made by any agent, broker or other person acting pursuant to Seller’s express or implied authority.

(m)  Environmental Matters.  With respect to the real property listed on Schedule 1.01 hereto, including, without limitation, any real property leased pursuant to a lease listed on Schedule 2.02 (any such real property referred to hereinafter as the "Real Property"), no Person has used, generated, manufactured, produced, stored, released, discharged, or disposed of on, under, or about the real property or transported to or from the real property any hazardous material, hazardous substance, pollutant, or contaminant, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act, or by the U.S. Environmental Protection Agency or any state environmental agency.

(n)

Agreements.

The Assumed Agreements are in full force and effect, none of them has been modified or amended, and no action to revoke, cancel or adversely affect in any manner any of the Assumed Agreements has been initiated or threatened in writing; except as expressly set forth on the face of it or a properly executed amendment which has been tendered to Buyer, Seller is not obligated to pay any additional rent or charges under any of the Assumed Agreements.  Seller has not received notice from or given notice to any other party to any of the agreements claiming that there is a default under any of the Assumed Agreements.  There is no event which, with the giving of notice or the passage of time or both, would constitute a default under any of the Assumed Agreements.  Each of the Assumed Agreements is assignable without the consent of any other party.

3.02

Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller each of the following:

(a)  Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.   Buyer has all requisite power and authority and the legal right to own its properties and to conduct its business as currently conducted, and to execute, deliver and perform this Agreement.  Buyer's execution, delivery, and performance of this Agreement have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms against Buyer except as may be limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

(b)  No Restrictions Against Performance.  Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transaction contemplated hereby will, with or without the giving of notice or the passage of time, or both, violate any provisions of, conflict with, result in a breach of, constitute a default under, or result in the creation or imposition of any Lien or condition under, (i) Buyer's organizational documents; (ii) any federal, state or local law, statute, ordinance, regulation or rule, which is applicable to Buyer; (iii) any contract, indenture, instrument, agreement, mortgage, lease, right or other obligation or restriction to which Buyer is a party or by which Buyer is bound; or (iv) any order, judgment, writ, injunction, decree, license, franchise, permit or other authorization of any federal, state or local court, arbitration tribunal or governmental agency by which Buyer is bound.  The execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated herein will not constitute an act of Bankruptcy, preference, insolvency or fraudulent conveyance under any bankruptcy act or other law for the protection of debtors or creditors.

(c)

Broker's Fees.  No agent, broker or other person acting pursuant to the express or implied authority of Buyer is or may be entitled to a commission or finder's fee in connection with the transactions contemplated by this Agreement, or is or may be entitled to make any claim against Seller for a commission or finder's fee.  Buyer agrees to indemnify Seller against any claim for any such commission or finder's fee made by any agent, broker or other person acting pursuant to Buyer's express or implied authority.

ARTICLE IV

COVENANTS

4.01.

Covenants of Seller.  Seller hereby covenants and agrees that:

(a)

Conduct of Business.  From the date hereof until Closing, Seller shall:

(i)  maintain and preserve the Purchased Assets and conduct the Business in a reasonable and prudent manner, in the ordinary and usual course, and consistent with industry practice;

(ii)  provide assignments to Buyer of all agreements identified on Schedule 1.01 (other than those described in this Section), including all required consents to such assignments;

(iii)  not modify any of the Assumed listed on Schedule 1.01 hereto, except as approved by Buyer, or breach the terms of any such lease or other agreement in any material respect;

(iv)  not enter into any lease or other material agreement with respect to the Purchased Assets other than the leases and agreements already entered into, except as approved by Buyer;

(v)  not create, assume, or incur any indebtedness with respect to the Purchased Assets, except as approved by Buyer;

(vi)  not sell, transfer, dispose of, or create or suffer any Lien on any of the Purchased Assets, except as approved by Buyer;

(vii)  not take any other action which would have a material adverse effect on any of the Purchased Assets, including without limitation the value or condition thereof;

(viii)  to the extent any employment laws apply to this transaction, cooperate in good faith with Buyer in complying with all such laws; and

(ix)  satisfy, and obtain the release of, all Liens not listed in Schedule 1.01.

(b)  Access and Information.  To the extent Buyer reasonably deems necessary for purposes of this Agreement and the transaction contemplated hereby, Seller shall permit Buyer, its counsel, accountants and other representatives to have full access to the Business, upon reasonable notice and during regular business hours, throughout the period prior to Closing, specifically including without limitation the equipment, properties, and books and records of Seller relating to the Purchased Assets and will cause to be furnished to Buyer and its representatives during such period all information concerning the Purchased Assets as Buyer or its representatives may reasonably request, including without limitation all equipment manuals and maintenance records associated with the Purchased Assets.

(c)  No Shop.  Seller agrees that, from the date hereof until Closing or termination of this Agreement pursuant to Article VII hereof, neither it nor any of its officers or agents will take any action, directly or indirectly, to solicit, indications or interest in, or offers for, the sale of the  Purchased Assets, from anyone other than Buyer.  Seller agrees promptly to inform Buyer of any offers or solicitations to purchase any of the Purchased Assets, including the terms thereof, made by any third party.  Violation by Seller of any of the requirements of this Section 4.01(c) shall constitute a Material Breach entitling Buyer to a refund of the of the monies paid by Buyer hereunder or specific performance of Seller’s obligations to perform this Agreement, at Buyer’s election.

(d) Further Assurances. Seller agrees, without further consideration, to execute  and deliver such other instruments of transfer and take such other action as Buyer may reasonably request in order to put Buyer in possession of, and to vest in Buyer good, valid, and unencumbered title to the Purchased Assets in accordance with this Agreement and to consummate the transactions contemplated by this Agreement.

4.02. Covenants of Buyer. Buyer hereby covenants and agrees that:

(a) Timely Performance. Buyer will perform all of its obligations arising hereunder in a timely manner.

(b) Further Assurances. Buyer agrees, without further consideration, to take all actions as may reasonably be necessary to consummate the transactions contemplated by this Agreement.

4.03. Covenants of All  Parties. The parties hereto covenant and agree that:

(a)  Disclosure to Parties. If any of the parties should become aware, prior to Closing, that any of its representations, warranties or covenants is inaccurate or incapable of being performed, such party shall promptly give written notice of such inaccuracy or incapability to the other party; provided, however, that nothing contained in this Section 4.03(a) shall relieve the party bound by such representation, warranty or covenant from complying with such representation, warranty, or covenant.

(b) Confidentiality.   Buyer and Seller each covenant that it will not disclose any confidential information of the other party, except to each party's officers, directors, and attorneys, accountants, and employees involved in these transactions, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, the terms of this Agreement, or of any of the transactions contemplated hereby, may be disclosed following execution hereof, provided that each party will provide at least twenty-four hours' notice to the other party prior to making its initial public announcement regarding the transaction. In addition, either party may disclose this Agreement or any part hereof to any third party at any time if required to do so by law (including without limitation applicable securities laws and regulations) or this Agreement or other contractual obligation.

ARTICLE V

CLOSING AND CLOSING CONDITIONS

5.01. Conditions to Obligations of Buyer. This Agreement and the obligations of Buyer to perform hereunder shall be subject to the satisfaction by Seller, or waiver in writing by Buyer, of the following conditions at or prior to Closing:

(a) Corporate Authorization. Seller shall have delivered to Buyer certified copies of the resolution(s) of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by each Seller.

(b) Representations, Warranties and Obligations. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date.  Seller shall have performed and complied with all of its covenants and obligations under this Agreement in all material respects.

(c) Third-Party Consents. Seller shall have obtained and delivered to Buyer all necessary consents and approvals of third parties or governmental authorities to permit Buyer to acquire the Purchased Assets  without the addition of any condition which would have a material adverse effect on any of the Purchased Assets.  Seller shall also have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Seller in connection with the execution of this Agreement or the consummation of the transaction contemplated hereby.

(d)  No Material Adverse Change. There shall not have been any material adverse change, in the sole opinion of Buyer, in the Purchased Assets taken as a whole; provided that if there shall have been any material adverse change in the Purchased Assets, Buyer, shall not be obligated to close on the Purchased Assets so changed, but if Buyer elects to close on the Purchased Assets so changed, the Purchase Price shall be reduced by the amount agreed to by the parties hereto.

(f) Deliveries. Seller shall have delivered to Buyer each of the documents specified in Section 6.01 hereof.

(g) Liens and Indebtedness. All Liens and Indebtedness with respect to the Purchased Assets which are not listed on Schedule 1.01 shall have been released to Buyer's satisfaction.

(h) Assumed Agreements. Seller shall use best efforts to deliver estoppel certificates from the parties to the written Assumed Agreements other than month-to-month agreements, upon which Buyer may rely, certifying that the agreement is unmodified and in full force and effect or if modified, stating the modifications, certifying that the agreement will be effective for a period of at least six (6) months following the Closing Date, certifying the dates through which fees due have been paid and stating whether, to the best knowledge of the certifying party, the Seller are not in default in the performance of any of their respective obligations under the agreement.

(i)  Employment Agreement.  Strickler shall have executed the employment agreement attached hereto.

5.02. Conditions to Obligations of Seller. This Agreement and the obligations of Seller to perform hereunder shall be subject to the satisfaction by Buyer, or waiver in writing by Seller, of the following conditions at or prior to Closing :

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof, and until and through the Closing Date. Buyer shall have performed and complied with all of its covenants and obligations under this Agreement.

(b) Deliveries. Buyer shall have delivered to Seller each of the documents specified in Section 6.02.

(c) Third-Party Consents.   Buyer shall have obtained and delivered to Seller all necessary consents and approvals of third parties or governmental authorities which Buyer must obtain to acquire the Purchased Assets without the addition of any condition which would have a material adverse effect on any of the Purchased Assets.  Buyer shall also have made all registrations, qualifications, declarations, or filings with, or notices to, any federal, state or local governmental authority or other third party required on the part of Buyer in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI

DELIVERIES

6.01.  Seller’s Deliveries.  Seller shall deliver to Buyer each of the following items at or prior to Closing:

(a) one or more bills of sale in form and substance reasonably satisfactory to Buyer conveying to Buyer all of the Purchased Assets to be acquired hereunder, free and clear of any and all Liens of any nature;

(b) evidence of the assignment of all Assumed Agreements, as applicable:

(c) the certified resolutions described in Section  5.01(a) hereof;

(d) a legal opinion letters of Seller’s counsel containing the opinions set forth on Schedule 6.01(d) hereto, in form and substance satisfactory to Buyer and Seller;

(e) [intentionally deleted.]

(f) such other documents, assignments, bills of sale, instruments of conveyance, and certificates of officers as reasonably may be required by Buyer to consummate this Agreement and the transaction contemplated herein;

(g) certification of a duly authorized officer of Seller attesting to the accuracy of all representations and warranties in this Agreement;

(h) copies of all consents and approvals obtained and registrations, qualifications, declarations, filings and notices made, pursuant to Section 5.01 hereof; and

(i) a fully executed copy of Strickler’s Employment Agreement.

6.02

Buyer's Deliveries.  Buyer shall deliver to Seller each of the following items at or prior to Closing:

(a)

that portion of the Purchase Price due at Closing, as provided in Section 2.05 hereof;

(b)

certified copies of the resolution(s) of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer; and

(c)

a certification of a duly authorized officer of Buyer attesting to the accuracy of all representations and warranties made in this Agreement.

ARTICLE VII

INDEMNIFICATION

7.01

Indemnification by Seller.

Seller and Strickler, jointly and severally, shall defend, indemnify and hold Buyer, any subsidiary or affiliate thereof, and its successors, officers, directors and controlling persons (the "Indemnified Buyer Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by Seller and/or Strickler herein or in accordance herewith; (b)  the breach of any warranty or covenant made by Seller and/or Strickler herein or in accordance herewith; (c)  any claim, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement, arising out of the operation Business prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any state of facts existing as of the Closing (regardless of whether or not referred to on a Schedule to this Agreement or otherwise disclosed or known to Buyer as of the Closing), including, without limitation, any claim for interest and/or penalties arising out of the late filing of any tax returns; or (d) Seller’s or Strickler’s failure to pay, perform or discharge any of its obligations, liabilities, agreements or commitments not assumed by Buyer.

7.02

Indemnification by Buyer.

Buyer agrees to defend, indemnify and hold Seller, any subsidiary or affiliate thereof, and its successors, officers, directors and controlling persons and Strickler (the "Indemnified Seller Group") harmless from and against any and all losses, liabilities, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees, penalties and interest) payable to or for the benefit of, or asserted by, any party resulting from, arising out of, or incurred as a result of (a) the breach of any representation made by Buyer herein or in accordance herewith; (b)  the breach of any warranty or covenant made by Buyer herein or in accordance herewith; (c)  any claim, litigation, proceeding or governmental investigation, arising out of the Purchased Assets following the Closing, or otherwise arising out of any act or occurrence following the Closing; or (d) Buyer's failure to pay, perform or discharge any of the obligations, liabilities, agreements or commitments assumed by Buyer hereunder.

7.03

Survival of Covenants and Warranties.

The representations, warranties, covenants and agreements made by Seller on the one hand, and Buyer on the other hand, shall survive the Closing and shall be fully enforceable at law or in equity against such other party and its successors and assigns for a period of two years after the Closing Date.  Any investigation at any time made by or on behalf of (or any disclosure to ) any party hereto shall not diminish in any respect whatsoever its right to rely on the representations and warranties of the other party hereto.

7.04

Notice of Claims.

Buyer and Seller each agree to give prompt written notice to the other of any claim against the party giving notice which might give rise to a claim by it against the other party hereto based upon the indemnity provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof; provided, however, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the provisions of this Article VI unless, and only to the extent that, such indemnifying party is actually prejudiced thereby.  Notice to Seller hereunder shall be deemed notice to Strickler In the event that any action, suit or proceeding is brought against any member of the Indemnified Seller Group or the Indemnified Buyer Group with respect to which any party hereto may have liability under the indemnification provisions contained herein, the indemnifying party shall have the right, at its sole cost and expense, to defend such action in the name of or on behalf of the indemnified party and, in connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and any other party represented by such counsel.  Neither party hereto shall make any settlement of any claim which might give rise to liability of the other party under the indemnification provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld.

7.05

Right of Setoff.  Notwithstanding anything to the contrary contained in this Agreement, if Seller and/or Strickler incurs any obligation to indemnify a member of the Buyer Indemnified Group hereunder, Buyer may offset the amount of any claim against any portion of the Purchase Price then payable to Seller hereunder.  This is in addition to any other remedy that Buyer may have at law or equity.

ARTICLE VIII

TERMINATION

8.01

Termination Not Due to Breach.

This Agreement may be terminated (a)  at any time by mutual written consent of Seller and Buyer; and (b) after March 30, 2005, by either party if Closing has not occurred by that date and if failure to close is not the result of a breach of the Agreement or a willful failure to complete closing conditions by either party, unless the period within which Closing is to occur is extended by mutual written consent of the parties.

8.02

Termination Due to Breach by Buyer.

In the event that Buyer fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within twenty (20) days of receiving written notice from Seller thereof, then Seller may, at their option, by written notice to Buyer, terminate this Agreement.   In the event of a termination pursuant to the previous sentence Buyer will pay to Seller the sum of two hundred fifty thousand dollars ($250,00.00) to compensate Seller for its costs, expenses and other damages suffered as a result of Buyer’s breach hereunder.  The payment of this sum shall be in lieu of any legal remedies available to Seller hereunder.

8.03

Termination Due to Breach by Seller.

In the event that Seller and/or Strickler fails to comply with any material term or obligation or breaches any representation or warranty contained in this Agreement in any material respect and does not cure such failure within thirty (30) days of receiving written notice from Buyer thereof, then Buyer may, at its option, by written notice to Seller, terminate this Agreement.  In such event, Seller and/or Strickler, jointly and severally shall be required to refund to Buyer all monies paid by Buyer to Seller, and shall pay to Buyer the sum of two hundred fifty thousand dollars ($250,00.00) to compensate Buyer for its costs, expenses and other damages suffered as a result of Buyer’s breach hereunder.  The payment of this sum shall be in lieu of any legal remedies available to Buyer hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.01

Expenses.

Except as otherwise expressly provided herein, each party to this Agreement shall pay its own expenses (including without limitation, the fees and expenses of its agents, representatives, counsel, and accountants) incidental to the negotiation, drafting, and performance of this Agreement.  The Buyer shall pay applicable sales and transfer taxes, if any.

9.02

Successors and Assigns.

(a)

This Agreement shall be binding upon and inure to the benefit Seller, Buyer and their respective successors and permitted assigns.

(b)

Buyer may assign this Agreement and transfer any of its rights, interests, or obligations under this Agreement to any assignee, and it will have no continuing obligation under this Agreement as long as such assignee agrees in writing to be bound by and subject to the terms of this Agreement and Buyer provides notice to Seller of the assignment or transfer within thirty (30) days after the consummation of the assignment or transfer.  An assignment to an affiliate may be made without the consent of the Seller; any other assignment shall require the prior consent of the Seller, which consent shall not be unreasonably withheld.

(c)

Seller may not assign this Agreement without Buyer’s prior written consent.

9.03. Waiver. No provision of this Agreement shall be deemed waived by course of conduct, including the act of closing, unless such waiver is made in a writing signed by both parties stating that it is intended specifically to modify this Agreement, nor shall any course of conduct operate or be construed as a waiver of any subsequent breach of this Agreement, whether of a similar or dissimilar nature.

9.04. Entire Agreement. This Agreement (together with the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Buyer and Seller (or by any director, officer, agent, or other representative of such parties) relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties and there are no agreements or commitments except as expressly set forth herein.

9.05. Risk of Loss. Each of the parties hereto hereby acknowledges and agrees that the risk of loss, damage or destruction of the Purchased Assets shall be upon the Seller until Closing, and after Closing shall pass to Buyer.  In the event of such loss, damage or destruction prior to Closing, Seller shall promptly restore, replace or repair the damaged property to its previous condition at their own cost, and Seller shall have the right to use all insurance proceeds to effect such restoration, replacement or repair and to retain all excess proceeds.

9.06. Notices. All notices, demands, requests, and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective upon receipt if delivered by hand, or sent by certified or registered United States mail, postage prepaid and return receipt requested, or by prepaid overnight express service. Notices shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof):

To Seller and Strickler:

Prime Time Cable, Inc.

365 Taft-Vineland Road, Suite 101

Orlando, FL  32824

Attn:  William Strickler

With a copy (which shall not constitute notice) to:

Henry Perla

Perla & Associates, PA

203 E. Livingston St.

Orlando, FL  32801

To Buyer:

AIMS Worldwide, Inc.

10400 Easton Place, Suite 450

Fairfax, VA  22050

Attn:  Gerald Garcia

With a copy (which shall not constitute notice) to:

Stanley S. Jutkowitz

Seyfarth Shaw LLP

815 Connecticut Avenue, N.W.

Suite 500

Washington, D.C.  20006

9.06. Specific Performance. In addition to the remedies specified in Article VII hereof, the parties agree that, due  to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach by one of the parties; therefore, the parties agree that in the event of a material breach of this Agreement by either party, the non-breaching party shall be entitled to specific performance of the breaching party's obligations hereunder, without any showing of actual damage or inadequacy of legal remedy.

9.07. Amendments, Supplements. Etc. This Agreement may be amended or modified only by a written instrument executed by both parties which states specifically that it is intended to amend or modify this Agreement. If, at any time, any other federal, state, or local governmental authority, or any court or arbitration tribunal having jurisdiction determines that any provision of this Agreement is void, invalid or unenforceable, then the terms of this Agreement will, if possible, be modified, and this Agreement will be reformulated to the extent necessary to be deemed valid or enforceable or to obtain the authorizations necessary to effect the transaction contemplated by this Agreement in compliance with all  rules, regulations, orders, and policies, and to preserve each party's benefits and equities hereunder.

9.08.     Severability. In the event that any provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

9.09.     Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the substantive laws of the State  of Virginia without giving effect to the principles of conflict of laws thereof.

9.10.     Titles and Headings. Titles and headings to sections hereof are inserted for convenience of reference only, and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.11.     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRIME TIME CABLE, INC.

By:_______________________________

Title:  ____________________________

Date:_____________________________

AIMS WORLDWIDE, INC.

By:______________________________

Title:_____________________________

Date: _____________________________

_________________________________

William Strickler

SCHEDULE 2.05

PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

1.

The purchase price for the Purchased Assets shall be one million four hundred fifty thousand dollars ($1,800,000.00) payable as set forth herein.

2.

The Purchase Price shall be payable in cash in the amount of three hundred fifty thousand dollars ($350,000)  and one million five hundred seventy six thousand eighty six (1,576,086) shares of unregistered restricted common stock of Buyer (“Buyer”).

3.

The purchase price shall be  payable as follows:

(a)

Cash:

(i)

The Seller acknowledges receipt of the sum of twenty five thousand dollars ($25,000.000);

(ii)

At Closing, one hundred fifty thousand dollars ($150,000.00) of which the amount set forth in paragraph (i) shall be a part; and

(iii)

On each of the first and second anniversary of the Closing, the sum of one hundred thousand dollars ($100,000.00) together with interest at the rate of five percent (5%) per annum.

(b)

Stock:

(i)

one million fifty thousand shares (1,050,000) shares within five days after Closing;

(ii)

the balance, five hundred twenty six thousand eighty six shares (526,086) on the sixtieth day following Closing.

4.

Seven hundred eighty eight thousand forty three (788,043) shares of the Stock delivered to Seller shall be subject to the right of Buyer to repurchase all or any portion of the Stock at any time, or from time to time during the three year period immediately following the Closing at a per share price equal to $1.50 per share.  By mutual consent of the parties, at any time during this three year period, the Buyer may purchase additional shares of Stock held by Seller at $1.50 per share.  In order to exercise such right, Buyer shall give Seller at least ten days notice setting forth a closing date, which shall be no more than thirty days after the date of the notice and at the closing, Seller shall tender the shares free and clear of all liens, encumbrance or any other rights of third parties and Purchaser shall tender the purchase price for the shares in immediately available funds.

5.

All certificates of Stock subject to Seller’s right of repurchase shall have endorsed thereon the following statement  The shares of stock represented by this certificate are held subject to the terms and conditions of an Agreement dated ________, 2005 by and between the Corporation, Prime Time Cable, Inc. and William Strickler which Agreement contains provisions granting the Corporation a right to repurchase the shares represented by this certificate.